EXHIBIT 8

Research Services Agreement

AMENDMENT TO

RESEARCH SERVICES AGREEMENT

            This amendment (“Amendment”), dated ______May 31____________, 2013 (“Effective Date”), is made to the Research Services Agreement, dated April 19, 2010 (“Agreement”), between Fund Evaluation Group, LLC (“FEG”), and Ameritas Life Insurance Corp. and The Union Central Life Insurance Company (referred to collectively herein as “Client”).

            For valuable consideration, FEG and the Client agree as follows:

1)         Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the following Exhibit A:

Exhibit A

SERVICES

a)      FEG Research Services – Asset Class Models (“Asset Class Models” represent the asset classes and associated percentage allocations for each model.)

    Review role of Asset Class Models within Client product and distribution strategy
    Develop five Asset Class Models for Ameritas individual variable products
    Develop five Asset Class Models for Ameritas Investment Corp.
    Develop five Asset Class Models for Ameritas retirement plans product line, utilizing Client’s “Guaranteed Investment Account” where required
    Define the risk/return profile and objective for each Asset Class Model
    Define the specific asset categories to utilize for each set of models based upon collaboration with the Client
    Review Client’s existing questionnaire, and map the scoring to selection of the appropriate Asset Class Models
    Review the Asset Class Models annually and update allocations in the fourth calendar quarter of each year

b)      FEG Research Services – Mutual Fund Selection and Monitoring

▪  Define a framework to categorize managers in the Real Assets and Diversifying Strategies asset categories.

▪  Develop an inventory of “Approved” mutual funds for use by the Client.  FEG and Client will agree upon criteria and the process to determine “Approved” mutual funds.

▪  FEG will perform due diligence for the approved managers and provide due diligence reports for internal use by Client.  All such reports shall be provided at the fee rates listed in Exhibit B.

▪  Conduct ongoing monitoring for approved managers.  Provide quarterly research and manager summary reports.

c)      FEG Business Support Services

    Collaboration with Client product and business leaders:  FEG personnel will be available for periodic meetings or phone calls no less than twice a year, and for such additional meetings or phone calls as reasonably requested by Client to discuss and provide perspective on related business and investment topics including the following:

o Industry trends

o Product development and design

o Strategic planning and positioning

o Money manager feedback

    Sales support:

o FEG personnel will be available to make no fewer than two presentations or conduct no fewer than two conference calls with the Client with respect to FEG firm overview and FEG Services per year.  All travel and hotel costs for participation in Client-sponsored events shall be the responsibility of FEG.

o FEG will review marketing materials developed by the Client related to FEG Services, and provide feedback and any requested approval within three business days of receipt of same from Client.

    Investment analysis and research - FEG will make available to Client, free of charge, certain research and education reports developed by FEG for broad FEG-client distribution.  FEG represents that such materials have been reviewed by FEG internal compliance review process prior to making available to Client.  FEG agrees to assist Client in responding to any regulatory requirements as a result of filing such material with the FINRA or state regulators.  Examples of these reports include the following:

o Monthly market research and focus topic reports

o Quarterly capital market updates

o White papers and education pieces

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2)         Exhibit B of the Agreement is hereby deleted in its entirety and replaced with the following Exhibit B:

Exhibit B

FEES

a)      FEG Research Services – Asset Class Models

                                i.            Five Asset Class Models for Ameritas individual variable products,

$50,000 annual fee, paid quarterly in advance

                              ii.            Five Asset Class Models for Ameritas Investment Corp.,

$50,000 annual fee, paid quarterly in advance

                            iii.            Five Asset Class Models for Ameritas retirement plans product line,

$50,000 annual fee, paid quarterly in advance

b)      Ad hoc FEG Research Services – Mutual Fund Selection and Monitoring.

The following fees will apply to requested research services for mutual fund selection and monitoring.

	Covered Funds (1)	Other Funds (2)
Due diligence with full report	$5,000 per fund upfront/ one time	$10,000 per fund upfront/ one time
Ongoing monitoring with quarterly report	$5,000 per fund annually	$5,000 per fund annually

(1)  “Covered Funds” are mutual funds that are available

on the FEG Recommended List for other clients and are monitored by the FEG research team at the time the Client requests inclusion on the Client’s Approved list.

(2)  “Other Funds” are mutual funds that are not Covered Funds at the time the

Client requests inclusion on the Client’s Approved List.

3)         In all other respects, the Agreement shall remain unchanged.

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The parties hereto, by their duly authorized representative, have executed this Amendment as of the Effective Date.

Fund Evaluation Group, LLC	Ameritas Life Insurance Corp.
By: /s/ Scott B. Harsh	By: /s/ Steven J. Valerius
Title: President & CEO	Title: President, Individual Div

The Union Central Life Insurance Company
By: /s/ Steven J. Valerius
Title: President

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RESEARCH SERVICES AGREEMENT

This Research Services Agreement (“Agreement”) is entered into as of  April 19, 2010 (the “Effective Date”) between Fund Evaluation Group, LLC ("FEG"), and Ameritas Life Insurance Corp. and The Union Central Life Insurance Company (referred to collectively herein as “Client”).

WHEREAS, Client desires to engage FEG to perform professional services as may be requested by Client and hereafter agreed upon in writing by FEG (the “Services”) in accordance with the terms and conditions of this Agreement; and

WHEREAS, FEG agrees to provide the Services to Client in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants hereinafter expressed, the parties hereby mutually agree as follows:

I.          SCOPE

FEG shall provide Services as outlined in Exhibit A attached hereto and made a part of this Agreement.  Any services that are beyond the scope of the Services defined in Exhibit A shall be described in an addendum to such Exhibit, or in a new Exhibit, and in either case must be mutually agreed upon between the parties.

II.        COMPENSATION

As compensation for the Services and for the discharge of FEG’s obligations, Client shall pay FEG fees in accordance with Exhibit B.  FEG shall submit quarterly invoices (accordingly prorating any charges) with reasonable details to Client.  Payment will be due within thirty (30) days following receipt of the applicable invoice.

III.       CONFIDENTIAL INFORMATION

(a)  “Confidential Information” means all information that is not generally known to the public and in which either party, or its suppliers, clients or other persons (to the extent such party owes a duty of confidence to any such person) has rights, which information is marked confidential, restricted or proprietary by the party having rights in the same, or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, including any information which relates to the other party's work product (including reports and information provided pursuant to this Agreement, notes, working papers and preliminary drafts), business affairs, trade secrets, technology, processes, designs, concepts, ideas, methodologies, know-how, research and development, pricing, client lists, employee or representative lists, or the terms of this Agreement.  Notwithstanding the foregoing, Confidential Information does not include information that:  (i) is, as of the time of its disclosure, or thereafter becomes, part of the public domain through other than a breach hereof by the receiving party; (ii) was known to the receiving party as of the time of its disclosure; (iii) is independently developed by the receiving party without reference to the Confidential Information;  (iv) is disclosed by the disclosing party to a third party without substantially the same restrictions as set forth herein; or (v) is obtained on a non-confidential basis from a third party (i.e., not FEG, Client or any of their respective employees, agents or affiliates) which the receiving party reasonably believes is not subject to an obligation of confidentiality with respect to the information disclosed.

(b)    Each party agrees that with respect to any Confidential Information that is disclosed by one party to the other party, except as expressly specified in this Agreement, the party receiving such Confidential Information shall:

                  (i) maintain in confidence such Confidential Information, using the same degree of care as it uses to protect its own confidential information of like nature, but not less than a reasonable degree of care.

                  (ii) not disclose any such Confidential Information to any person outside that party’s business organization, including, without limitation, to any competitor of the other party. Notwithstanding the foregoing, either party may disclose Confidential Information to any other of its directors, advisers, consultants, auditors and contractors as may be necessary for purposes in support of the provision of Services, but in no event shall such disclosures be made for the purpose of re-marketing FEG’s reports and other work products.  Accordingly, Client agrees that (1) it will not use FEG’s work product under this Agreement in any manner other than in for client’s internal review and vetting of investment managers and vehicles and (2) it has no right to sell, sub-license or otherwise transfer FEG’s work product under this Agreement, and any updates thereto, to any non-affiliated company or person.

 (c)   Nothing in this Agreement shall limit the ability of a party in possession of the Confidential Information of the other to disclose such Confidential Information, and such party shall have no liability for such disclosure, if such disclosure is (i) required to be made pursuant to law or regulation, government authority, duly authorized subpoena or court order, whereupon the receiving party will provide prompt notice to the disclosing party and give such party an opportunity to respond prior to such disclosure (such notice will not, however, be required in the context of a regulatory examination of either party that is focused on that party); (ii) required to be made to a court or other tribunal in connection with the enforcement of such party’s rights under this Agreement, or disclosed by the receiving party in connection with any judicial or other proceeding involving Client and FEG and relating to the Services or this Agreement, provided the receiving party shall use reasonable efforts to get confidential treatment of any information disclosed pursuant to this provision; (iii) approved by the prior written consent of the disclosing party.

            (d)  Breach of confidentiality by either party may cause irreparable damage and therefore, the party who suffers a breach of its confidentiality shall have the right to seek equitable and injunctive relief and damages incurred in connection with such unauthorized use.

Iv.       LIMITATION OF LIABILITY AND iNDEMNIFICATION

                  (a)     The parties agree that one party (“the Indemnifying Party”) shall defend, indemnify and hold harmless the other party (“the Indemnified Party”) from and against any and all fines, penalties, judgments, losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and costs) (collectively, "Losses") incurred by the Indemnified Party as a result of or arising out of (i) a claim or demand asserted by a third party that results from or arises out of the intentional misconduct, gross negligence or negligence of  Indemnifying Party, its agents or its employees, (ii) a breach of the Agreement by the Indemnifying Party, and (iii) of a violation of law by the Indemnifying Party.

                  (b)     As a condition to the above indemnity obligations, the indemnified party or its legal representative shall promptly notify the indemnifying party in writing of any claim or lawsuit for which indemnification shall be sought and shall cooperate in all reasonable respects with the indemnifying party in connection with such claim.  The indemnifying party shall defend the case at its own expense and shall be entitled to control the handling of the case and to defend or settle any such claim, in its sole discretion, with counsel of its own choosing, provided that no settlement may be made of any claim or lawsuit that requires the indemnified party to admit liability without the indemnified party’s prior written consent; however, the indemnified party reserves the right to be represented by counsel at the indemnified party’s expense at any proceeding or settlement discussions related thereto.

                  (c)     Notwithstanding the foregoing in this Section IV, the following applies.  Neither party shall be liable to the other for any indirect, incidental, special, exemplary or consequential damages arising out of this Agreement, whether or not such entity was notified of the possibility of the same.  FEG, its officers, its employees and its affiliates will not be liable (whether on a tort, breach of contract or other theory) for any error of judgment, mistake of law, investment advice, or any loss suffered in connection with the matters to which this Agreement relates except a loss resulting from FEG’s intentional misconduct or gross negligence in the performance of its duties under this Agreement.  Client does not hereby waive any right or claim of action that may be available under federal or state securities laws.

V.        TERM AND TERMINATION

            (a)        This Agreement will be effective for a period of three years from the Effective Date.  Thereafter, this Agreement will automatically renew for successive one year periods unless either party provides the other with notice of cancellation at least sixty days prior to such automatic renewal.

            (b)        Notwithstanding the foregoing, if either party should fail to fulfill its obligations under this Agreement (“Cause”), the other party, without liability therefore, may terminate this Agreement, in whole or in part, at any time as of which such breach persists, by giving the breaching party thirty (30) days written notice (“Cure Period”) of such breach and the intention of such other party to terminate this Agreement if the breach is not cured within Cure Period.

vi.       FURTHER UNDERSTANDINGS

            (a)        FEG will provide the Services and will have no power or authority to supervise or direct the investment of the assets under Client's management.  Client fully understands that it is the decision maker, and is free to accept or reject FEG's recommendations, and is solely accountable for subsequent investment results.  FEG shall not be deemed to provide investment advisory services to Client’s customers or any other party besides Client, and nothing in this Agreement shall be construed to create a fiduciary duty or any other obligation on FEG’s part to such other parties.

(b)                    FEG agrees that it will act as an investment advisor to Client with respect to the recommendations provided to Client in connection with the Services described herein. FEG agrees to provide the Services with due care, in an independent fashion, and in accordance with industry standards applicable to firms providing similar services under like circumstances. FEG agrees to assist Client in providing disclosure to the individual investors regarding FEG's role and responsibilities with respect to the Services, as requested by Client.

            (c)        Client acknowledges receipt of a written disclosure statement (SEC Form ADV-Part II) prior to, or at the time of, entering into this Agreement and has had full opportunity to ask questions and receive answers from FEG and obtain such other material information concerning this engagement that Client deems necessary.

            (d)        Client represents and warrants that:  (a) it has full power and authority to enter into this Agreement;  and (b) it is and will continue to remain in full compliance with all applicable statutory and regulatory requirements and obligations, and will promptly notify FEG as to any change in such status.

            (e)        FEG represents and warrants that:  (a) it has full power and authority to enter into this Agreement;  and (b) it is and will continue to remain in full compliance with all applicable statutory and regulatory requirements and obligations, and will promptly notify Client as to any change in such status.

(f)         FEG (i) is an investment adviser, as defined by the Investment Advisers Act of 1940 (Advisers Act), (ii) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect (iii) is not prohibited by the Advisers Act from performing the services contemplated by this Agreement; and (iv) will promptly notify Client of the occurrence of any event that would disqualify FEG from serving as an investment adviser pursuant to this Agreement;

            (g)        The services furnished by the FEG hereunder are not to be deemed exclusive, and the FEG shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Client understands that FEG and its affiliates may perform investment consulting and/or supervisory services for other clients.  FEG, its personnel and affiliates (“Affiliated Persons”) may give advice or take action in performing their duties to other clients or for their own accounts that differs from the advice given, or the timing of or nature of any action taken or not taken, for Client.  In addition, FEG may, but is not obligated to, recommend for purchase or sale any security which FEG or its Affiliated Persons may purchase or sell for their own accounts or the account of any other client.  This Agreement does not limit or restrict in any way FEG or any of its Affiliated Persons from buying, selling or trading in any securities or other investments for their own accounts.

VII.     GENERAL

(a)      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if sent via facsimile, then upon actual receipt; (ii) if mailed first-class, registered or certified mail, return receipt requested, postage prepaid, then upon the date return receipt delivery is attempted by the U.S. Postal Service; (iii) if delivered by courier for hand-delivery, then upon actual receipt; or (iv) if delivered by overnight U.S. or private mail service, to the parties at the following addresses:

To FEG:	To Client:
Fund Evaluation Group, LLC 201 E. Fifth St., Suite 1600 Cincinnati, OH 45202 Attention: General Counsel	Ameritas Life Insurance Corp. 5900 O Street Lincoln, NE 68510-2234 Attention: General Counsel

(b)  Binding Nature.  This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

(c)  Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall be interpreted so as best to reasonably effect the intent of the parties.  The parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions.

(d)  Entire Agreement.  This Agreement, including all Exhibits hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all agreements and understandings between Client and FEG with respect to the subject matter hereof made prior to the date hereof.  There are no representations, warranties, understandings or agreements relating to the subject matter hereof which are not fully expressed in this Agreement.  No amendment, modification, waiver or discharge of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

(e)  Governing Law.  This Agreement shall be governed by the laws of the State of Ohio.

(f)  No Waiver.  No waiver or failure to exercise any option, right or privilege under the terms of this Agreement by either of the parties hereto on any occasion or occasions shall be construed to be a waiver of the same on any other occasion or of any other option, right or privilege.

(g)  Headings and References.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to Sections or Exhibits shall, unless otherwise provided, refer to Sections hereof or Exhibits attached hereto, all of which Exhibits are incorporated herein by this reference.

(h)  Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

(i)  Assignment.  Except as provided below, neither party may assign, transfer or delegate any of the rights or obligations under this Agreement (including, without limitation interests or claims relating to this Agreement) without the prior written consent of the other party.  FEG may, with prior written consent of Client, subcontract or delegate its obligations and responsibilities hereunder to its related and affiliated entities; provided, however, that FEG shall not be relieved of its obligations hereunder.

(j)   Survival.  The provisions contained herein shall survive the execution and termination of this Agreement with respect to any matter, whenever arising, which relates to obligations or performance while this Agreement was in effect.

(k)  Publicity.  Without the written consent of FEG, Client shall not in any manner disclose, advertise or publish that FEG has furnished or contracted to furnish Client the products and/or services described in this Agreement.  For avoidance of doubt, FEG will review and approve in writing, within five business days of receipt from Client: (1) all material using the FEG name and (2) any representation regarding FEG’s work under this Agreement prior to distribution to entities or persons outside of Client.

Without the prior written consent of Client, FEG shall not in any manner disclose, advertise or publish Client’s name in any material.  For avoidance of doubt, Client will review and approve in writing, within five business days of receipt from FEG: (1) all material using the Client name and (2) any representation regarding Client’s work under this Agreement prior to distribution to entities or persons outside of FEG.

However, notwithstanding the foregoing in this sub-section VII (k), FEG may use Client’s name in FEG’s listing of its clients for marketing purposes, and Client may use FEG’s name in Client’s listing of its service providers.

(l)   Independent Contractor.  Nothing herein contained will be construed to imply a joint venture, partnership or principal-agent relationship between Client and FEG.  FEG will provide the Services as an independent contractor.  FEG does not undertake by this Agreement or otherwise to perform any obligation of Client, whether regulatory or contractual, or to assume any responsibility for Client’s business or operations.

(m) Arbitration.   Any controversy between the parties arising out of this Agreement shall be submitted to an arbitration panel convened in the city of Cincinnati, Ohio.  Each party shall select an arbitrator, and the two arbitrators jointly shall select a third arbitrator to serve as chairman of the panel.  The costs of the arbitration, including the arbitrators’ fees, shall be borne equally by the parties to the arbitration.  Attorneys’ fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitration panel.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 (as may be amended) and shall take place in conformance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) (without being submitted to the AAA), excluding the Procedures for Large, Complex Commercial Disputes and the Optional Rules for Emergency Measures of Protection (the "Rules").  Except to determine the eligibility or continuing eligibility of the chairman of the arbitration panel to serve as such (which shall be determined by the other arbitrators or upon application to a federal court), the chairman alone shall make such decisions as, under the Rules, otherwise would be made by AAA.  The arbitration panel shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any damages in excess of compensatory damages.  Any negotiation which takes place pursuant to this Agreement shall be confidential and shall be treated as a compromise and settlement negotiation for purposes of the Federal Rules of Evidence and state rules of evidence.  Client understands that this agreement to arbitrate does not constitute a waiver of the right to seek a judicial forum where such waiver would be void under the federal securities laws.

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FUND EVALUATION GROUP, LLC	Ameritas Life Insurance Corp.
By: /s/ Rebecca A. Wood	By: /s/ Kurt Allen
Title: Managing Principal	Title: Senior Vice President & CMO

The Union Central Life Insurance Company
By: /s/ Kurt Allen
Title: Senior Vice President & CMO

Exhibit A

SERVICES

FEG Research Services – Asset Class Models (“Asset Class Models” represent the asset classes and associated percentage allocations for each model.)

    Review role of Asset Class Models within Client product and distribution strategy
    Develop five Asset Class Models for individual variable and broker-dealer products
    Develop five Asset Class Models for Client’s retirement plans product line, including Client’s “Guaranteed Investment Account” where required
    Define the risk/return profile and objective for each Asset Class Model
    Develop a questionnaire, or review Client’s existing questionnaire, and map the scoring to selection of the appropriate Asset Class Models
    Review the Asset Class Models annually and update models and allocations in the fourth calendar quarter of each year, for use in the following year

FEG Business Support Services

    Collaboration with Client product and business leaders:  FEG personnel will be available for periodic meetings or phone calls no less that two times per year, and for such additional meetings or phone calls as reasonably requested by Client, to discuss and provide perspective on related business and investment topics including the following:

o Industry trends

o Product development and design

o Strategic planning and positioning

o Money manager feedback

    Sales support:

o FEG personnel will be available to make no fewer than two presentations or conference calls with the Client with respect to FEG firm overview and FEG Services per year.  All travel and hotel costs for participation in Client-sponsored events shall be the responsibility of FEG.

o FEG will review marketing materials developed by the Client related to FEG Services.

    Investment analysis and research - FEG will make available to Client certain research and education reports developed by FEG for broad FEG-client distribution.  FEG represents that such research and education reports will have been reviewed and approved through FEG’s internal compliance review process prior to making such materials available to Client.  FEG further agrees to assist Client in responding to any regulatory requirements that Client may encounter as a result of filing such material with FINRA or any other state, federal, or self-regulatory authority to which Client is subject.  Examples of these reports include the following:

o Monthly market research and focus topic reports

o Quarterly capital market updates

o White papers and education pieces

Exhibit B

FEES

▪  $125,000 annual fee, paid quarterly in advance